Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	July 13, 2004

For more information:

Media:	Investors:
Christine Simeone	(888) 901-7286
(781) 782-5773	(905) 863-6049
christine_simeone@lpp.com	investor@nortelnetworks.com

Nortel Networks Provides Status Update

TORONTO — Nortel Networks* [NYSE/TSX: NT] and its principal operating subsidiary, Nortel Networks Limited (“NNL”), today provided a status update pursuant to the alternative information guidelines of the Ontario Securities Commission. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

The Company and NNL reported that there have been no material developments in the matters reported in their status updates of June 2, 2004 and June 29, 2004 with the exception of the matters described below.

“I am pleased with the progress that we have made in the process to complete the complex restatement and our financial reporting activities,” said Bill Owens, president and chief executive officer, Nortel Networks. “I am also pleased with Nortel Networks market momentum and continue to expect our revenues in 2004 to grow faster than the market (which we now expect will grow in the low to mid single digits). I am increasingly focused on Nortel Networks strategic direction and driving improvements in our cash management and operational efficiencies to allow us to build on our leadership positions in the marketplace. It has become clear that we will need to put into place an improved cost structure to drive financial performance. The Company will take the necessary steps to ensure that our operations and our investments are focused and that we are creating and leveraging our competitive advantages. The current year has been an extremely challenging one for Nortel Networks in light of our various announcements. That being said, we are committed to placing Nortel Networks in a position to succeed as we move through 2004 to 2005 and beyond.”

Status of Restatements and Revisions to Financial Results

The Company and NNL continue to dedicate significant resources to the process to complete their financial statements as soon as practicable. As previously announced, the Company and NNL continue to work on the restatement of their financial results for each fiscal quarter in 2003 and for earlier periods including 2002 and 2001, and the preparation of their financial statements for the full year 2003 and the first and second quarters of 2004.

Based on the Company’s work to date, which includes significant progress in the Company’s review of the second half of 2003 and prior periods, and subject to the important limitations described below, the principal estimated impacts to the Company’s results identified to date are as follows:

•	Previously announced financial results for 2003 and prior periods will be impacted by adjustments to reflect the restatements and subsequent events. At this time, the Company has identified a reduction of approximately 50 percent in previously announced net earnings for 2003, arising principally from the restatement work which is partially offset by adjustments for subsequent events occurring after the balance sheet date of December 31, 2003. These amounts will largely be reported in prior periods, substantially in 2002, and together with other adjustments, will result in a reduction in previously reported net losses in those periods. This reduction in 2003 net earnings identified to date substantially impacts the Company’s continuing operations, rather than discontinued operations, resulting in the elimination of substantially all of the net earnings from continuing operations for the full year 2003;

•	Approximately two-thirds of the reduction in 2003 net earnings identified to date impacts the first half of 2003, resulting in a net loss for the first half of 2003 compared to the previously reported net earnings for that period. The remaining approximately one-third of the reduction identified to date impacts the second half of 2003 reducing net earnings and earnings from continuing operations for the second half of 2003;

•	No material impact to revenues for any year during the restatement period. Adjustments identified to date are less than 2 percent on an annual basis of previously announced annual revenues. Revenue adjustments in 2003 and prior periods identified to date primarily relate to timing issues (for example, revenue that should have been deferred to a later period or recognized in an earlier period). The Company continues its work on the adjustments to revenues for the quarterly periods within the restatement period; and

•	No material impact to the Company’s cash balance as at December 31, 2003.

The Company’s work to date with respect to the restatements and revisions and the principal estimated impacts mentioned above are subject to a number of important limitations, including:

•	these principal impacts are estimated impacts which have been identified by the Company based on the work done to date and are not projections of the final total impacts. As such, these principal estimated impacts continue to be preliminary, partial and subject to change;

•	the ongoing work of the Nortel Networks Audit Committee independent review;

•	the ongoing work to be done by the Company related to the restatements and revisions and the impact of accounting for certain other matters, including foreign exchange;

•	the previously disclosed material weaknesses in the Company’s internal controls over financial reporting;

•	the review or audit of the Nortel Networks financial statements by the Company’s independent auditors; and

•	the final determination of the impact of adjustments arising from subsequent events on the Company’s results of operation or financial position, as referred to above.

Please note that the above estimates of the principal impacts of the restatements identified to date have not been the subject of a review or audit engagement by Nortel Networks independent auditors, Deloitte & Touche LLP.

Availability of Q1 and Q2 2004 Limited Preliminary Results/Financial Statement Filings

As previously announced, the Company expects to be in a position to announce limited preliminary unaudited results for the first and second quarters of 2004 by mid August 2004. At that time, the Company expects to report, on a preliminary unaudited basis, a cash balance as at June 30, 2004 that is not materially different from the announced cash balance of approximately US$3.6 billion as at March 31, 2004.

Based on the Company’s expectations as to the completion of its work, the work of the independent review being undertaken by the Nortel Networks Audit Committee and the work of the Company’s independent auditors, the Company continues to expect to file, in the third quarter of 2004, financial statements for the year 2003 and the first and second quarters of 2004, and related periodic reports, and follow thereafter, as soon as practicable, with any required amendments to periodic reports for prior periods.

The Company’s expectation as to timing of events, including the availability of limited preliminary unaudited results for the first and second quarters of 2004 and the filing of financial statements and related periodic reports, is subject to change. Specifically, the completion of the Company’s work and the related audits of annual results by the Company’s and NNL’s independent auditors is dependent upon the timing of the completion and results of the independent review being undertaken by the Nortel Networks Audit Committee.

Nortel Networks Limited

The financial results of NNL are consolidated into the Company’s results. NNL’s financial statements for the applicable periods will also be restated upon the related restatements of the Company’s financial statements. NNL’s preferred shares are publicly traded in Canada.

Other Matters

Status of Civil Proceedings

On June 30, 2004, the United States District Court in the Southern District of New York signed Orders which consolidated the 27 class action complaints that have been filed against Nortel Networks, and certain former officers, in the Southern District of New York and appointed lead counsel and lead plaintiffs in respect of the consolidated action. As previously announced, the 27 class action complaints variously allege that, in connection with the comprehensive review and analysis of Nortel Networks assets and liabilities, the named defendants made materially false and misleading statements in violation of U.S. securities laws.

On July 12, 2004, the Company received a letter purporting to be on behalf of a class of shareholders of Nortel Networks. The letter claims that certain directors and officers, and certain former directors and officers, of Nortel Networks breached fiduciary duties owed to the Company during the period from 2000 to 2003 including by (i) causing the Company to engage in unlawful conduct or failing to prevent such conduct; (ii) causing the Company to issue false statements; and (iii) violating law. The letter requires that the Company seek to recover its damages arising from the alleged breaches. The letter demands that the Company commence a proposed action against the listed individuals within 14 days or the class of shareholders will do so.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal control; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10 Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.